iShares Trust

Screen #2 attachment for funds after series 90

91  ISHARES DJ US BROKER-DEALERS INDEX FUND  N
92  ISHARES DJ US INSURANCE INDEX FUND N
93 ISHARES DJ US REGIONAL BANKS INDEX FUND   N
94 ISHARES DJ US AEROSPACE & DEFENSE INDEX FUND N
95  ISHARES DJ US HOME CONSTRUCTION INDEX FUND N